 Filed Under Rule 424(b)(3), Registration Statement No. 333-199914 Pricing Supplement Number 350 Dated Monday, December 15, 2014 (To: Prospectus Dated November 6, 2014 and Prospectus Supplement Dated November 10, 2014)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FVE3	[]	100%	1.800%	[]	Fixed	3.000%	MONTHLY	12/15/2024	01/15/2015	$1.58	Yes	Senior Unsecured Notes

 Redemption Information: Non-Callable

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FVF0	[]	100%	2.300%	[]	Fixed	3.500%	MONTHLY	12/15/2028	01/15/2015	$1.85	Yes	Senior Unsecured Notes

 Redemption Information: Non-Callable

National Rural Utilities Cooperative Finance Corp
Offering Dates: Monday, December 15, 2014 through Monday, December 22, 2014 Trade Date: Monday, December 22, 2014 @12:00 PM ET Settlement Date: Friday, December 26, 2014 Minimum Denomination/Increments:$1,000.00/$1,000.00 Initial trades settle flat and clear SDFS: DTC Book Entry only DTC number: 0235 via RBC Dain Rauscher Inc.
Agents: Citigroup, Comerica Securities, J.J.B. Hilliard, W.L. Lyons, Inc., Morgan Stanley , UBS Investment Bank, Wells Fargo
If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.
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National Rural Utilities Cooperative Finance Corp Prospectus Dated November 6, 2014